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Exhibit (a)(1)(h)

1.)
Form of Reminder Notice About the Exchange Offer

Dear Wind River Staff:

The current "Offer to Exchange Certain Outstanding Options for New Options" expires at 5:00 p.m., Pacific time, on Thursday, April 17, 2003. Pam Sheridan must receive your election form before 5:00 p.m., Pacific time, on Thursday, April 17, 2003, if you wish to participate. If you have already elected to participate and want to withdraw your election, Pam Sheridan must receive your withdrawal form before the same deadline. The last form received before the deadline will be the effective one. Any forms received after 5:00 p.m., Pacific time, on Thursday, April 17, 2003 will not be effective.

Copies of the Offer to Exchange and related documents are available on our intranet home page at http://internal.wrs.com.

2.)
Form of General Meeting Announcement

Dear Employees:

We are holding several meetings in various locations regarding the Stock Option Exchange Program. The meeting times and locations are listed on the intranet home page at http://internal.wrs.com—email notices will be sent to each location where meetings will be held with the specific times and dates for those offices. Additionally, each of the meetings hosted from Alameda (listed below) will have call-in capability in case you can't make the meeting for your specific location or are traveling or in the field.

All presentation materials and documents relating to the Stock Option Exchange Program can be accessed at http://internal.wrs.com.

Alameda Meetings:

Date:	[Day/Date]
Time:	[Time]
Place:	[Location]
Call-in #:	(North America)
Call-in #:	(International)
Confirmation #:	(Note: there are no passcodes, just a confirmation #)

  Please note that questions not answered during the meeting can be sent to optionexchange@windriver.com or to the Option Exchange Help Line at (510) 749-2995.

3.)
Form of Remote Office Meeting Announcement

Dear [Location Name] Employees:

We are holding a meeting in [Location Name] about the Stock Option Exchange Program at the following date and time:

Date:	[Day/Date]
Time:	[Time]
Place:	[Location]

  All presentation materials and documents relating to the Stock Option Exchange Program may be accessed on our intranet home page at http://internal.wrs.com. We will be holding other meetings at other locations, some with call-in capability. Please refer to the above website for all meeting times and locations.

  Please note that questions not answered during the meeting can be sent to optionexchange@windriver.com or to the Option Exchange Help Line at (510) 749-2995.

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  Exhibit (a)(1)(h)